Exhibit 10.15

ISDA®

International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of October 2, 2013

BP Energy Company	and Cubic Asset LLC

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions.  This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:—

1.                                      Interpretation

(a)                                 Definitions.  The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b)                                 Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail.  In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c)                                  Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”‘), and the parties would not otherwise enter into any Transactions.

2.                                      Obligations

(a)                                 General Conditions.

(i)                                     Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)                                  Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency.  Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)                               Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b)                                 Change of Account.  Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)                                  Netting of Payments.  If on any date amounts would otherwise be payable:—

(i)                                     in the same currency; and

(ii)                                  in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction.  The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions).  If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing.  This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)                                 Deduction or Withholding for Tax.

(i)                                     Gross-Up.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)                                 promptly notify the other party (“Y”) of such requirement;

(2)                                 pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)                                 promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)                                 if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required.  However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)                               the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)                               the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)                                  Liability.  If:—

(1)                                 X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)                                 X does not so deduct or withhold; and

(3)                                 a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3.                                      Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement).  If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a)                                 Basic Representations.

(i)                                     Status.  It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)                                  Powers.  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)                               No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)                              Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)                                 Obligations Binding.  Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)                                 Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)                                  Absence of Litigation.  There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)                                 Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)                                  Payer Tax Representation.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)                                   Payee Tax Representations.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g)                                  No Agency.  It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4.                                      Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)                                 Furnish Specified Information.  It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)                                     any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)                                  any other documents specified in the Schedule or any Confirmation; and

(iii)                               upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification.

in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)                                 Maintain Authorisations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)                                  Comply With Laws.  It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)                                 Tax Agreement.  It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)                                  Payment of Stamp Tax.  Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.                                      Events of Default and Termination Events

(a)                                 Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i)                                     Failure to Pay or Deliver.  Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii)                                  Breach of Agreement; Repudiation of Agreement.

(1)                                 Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2)                                 the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iii)                               Credit Support Default.

(1)                                 Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)                                 the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)                                 the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv)                              Misrepresentation.  A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)                                 Default Under Specified Transaction.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)                                 defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2)                                 defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3)                                 defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4)                                 disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)                              Cross-Default.  If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(1)                                 a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

(2)                                 a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii)                           Bankruptcy.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)                        Merger Without Assumption.  The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(1)                                 the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2)                                 the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)                                 Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:—

(i)                                     illegality.  After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1)                                 for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)                                 for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii)                                  Force Majeure Event.  After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1)                                 the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(2)                                 such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii)                               Tax Event.  Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4XA) or (B));

(iv)                              Tax Event Upon Merger.  The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v)                                 Credit Event Upon Merger.  If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party).  A “Designated Event” with respect to X means that:—

(1)                                 X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

(2)                                 any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3)                                 X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi)                              Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)                                  Hierarchy of Events.

(i)                                     An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(l) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii)                                  Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii)                               If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d)                                 Deferral of Payments and Deliveries During Waiting Period.  If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i)                                     the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii)                                  if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e)                                  Inability of Head or Home Office to Perform Obligations of Branch.  If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(l) or 5(b)(ii)(l), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l).

6.                                      Early Termination; Close-Out Netting

(a)                                 Right to Terminate Following Event of Default.  If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions.  If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)                                 Right to Terminate Following Termination Event

(i)                                     Notice.  If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require.  If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii)                                  Transfer to Avoid Termination Event.  If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)                               Two Affected Parties.  If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

(iv)                              Right to Terminate.

(1)                                 If:-

(A)                               a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B)                               a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected f Transactions.

(2)                                 If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A)                               Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions.  Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B)                               An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c)                                  Effect of Designation.

(i)                                     If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)                                  Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement.  The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

(d)                                 Calculations; Payment Date.

(i)                                     Statement.  On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid.  In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii)                                  Payment Date.  An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e)                                  Payments on Early Termination.  If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i)                                     Events of Default.  If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.  If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii)                                  Termination Events.  If the Early Termination Date results from a Termination Event:—

(1)                                 One Affected Party.  Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Part), respectively.

(2)                                 Two Affected Parties.  Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (1) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y.  If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

(3)                                 Mid-Market Events.  If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A)                               if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (1) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (11) to provide mid-market quotations; and

(B)                               in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii)                               Adjustment for Bankruptcy.  In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)                              Adjustment for Illegality or Force Majeure Event.  The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(l) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event.  Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v)                                 Pre-Estimate.  The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty.  Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f)                                   Set-Off.  Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation).  To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects.  X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest.  This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7.                                      Transfer

Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)                                 a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)                                 a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8,9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8.                                      Contractual Currency

(a)                                 Payment in the Contractual Currency.  Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”).  To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement.  If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.  If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)                                 Judgments.  To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

(c)                                  Separate Indemnities.  To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)                                 Evidence of Loss.  For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.                                      Miscellaneous

(a)                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter.  Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b)                                 Amendments.  An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c)                                  Survival of Obligations.  Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)                                 Remedies Cumulative.  Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)                                  Counterparts and Confirmations.

(i)                                     This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii)                                  The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise).  A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement.  The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f)                                   No Waiver of Rights.  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)                                  Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

(h)                                 Interest and Compensation.

(i)                                     Prior to Early Termination.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1)                                 Interest on Defaulted Payments.  If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2)                                 Compensation for Defaulted Deliveries.  If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate.  The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3)                                 Interest on Deferred Payments.  If:—

(A)                               a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B)                               a payment is defended pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C)                               a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

(4)                                 Compensation for Deferred Deliveries.  If:—

(A)                               a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B)                               a delivery is deferred pursuant to Section 5(d); or

(C)                               a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

(ii)                                  Early Termination.  Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1)                                 Unpaid Amounts.  For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2)                                 Interest on Early Termination Amounts.  If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii)                               Interest Calculation.  Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

10.                               Offices; Multibranch Parties

(a)                                 If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred.  This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b)                                 If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c)                                  The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office.  Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction.  Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11.                               Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.                               Notices

(a)                                 Effectiveness.  Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i)                                     if in writing and delivered in person or by courier, on the date it is delivered;

(ii)                                  if sent by telex, on the date the recipient’s answerback is received;

(iii)                               if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)                              if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v)                                 if sent by electronic messaging system, on the date it is received; or

(vi)                              if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)                                 Change of Details.  Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13.                               Governing Law and Jurisdiction

(a)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)                                 Jurisdiction.  With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i)                                     submits:—

(1)                                 if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2)                                 if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii)                                  waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii)                               agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c)                                  Service of Process.  Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings.  If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv).  Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d)                                 Waiver of Immunities.  Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.                               Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person.  For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a)                                 in respect of the determination of an Unpaid Amount:—

(i)                                     in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii)                                  in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii)                               in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv)                              in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b)                                 in respect of an Early Termination Amount:—

(i)                                     for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1)                                 if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2)                                 if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3)                                 in all other cases, the Applicable Deferral Rate; and

(ii)                                  for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:—

(1)                                 if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2)                                 if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3)                                 if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4)                                 in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a)                                 for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b)                                 for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c)                                  for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result.  The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions.  Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out- of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i)                                     quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii)                                  information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii)                               information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards.  When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised.  Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1)                                 application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

(2)                                 application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1 % per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

“Payee” has the meaning specified in Section 6(f)

“Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date.  The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(l) or (2), as appropriate.  The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:—

(a)                                 in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b)                                 in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BP Energy Company	Cubic Asset LLC
(Name of Party)	(Name of Party)

By:	/s/ Steve J. Provenzano	By:	/s/ Calvin A. Wallen, III
	Name: Steve J. Provenzano		Name: Calvin A. Wallen, III
	Title: Vice President		Title: President
	Date: October 2, 2013		Date: October 2, 2013

ISDA

SCHEDULE
to the
Master Agreement

dated as of October 2,2013

between

BP Energy Company (“Party A”),
a corporation incorporated under the State laws of Delaware

and

Cubic Asset LLC (“Party B”),
a limited liability company incorporated under the laws of Delaware

Part 1 — Termination Provisions

In this Agreement:

(a)                                 “Specified Entity” means:

in relation to Party A and in relation to Party B, for the purpose of:

Section 5(a)(v):	Not Applicable
Section 5(a)(vi):	Not Applicable
Section 5(a)(vii):	Not Applicable
Section 5(b)(v):	Not Applicable

(b)                                 “Specified Transaction” has the meaning given to it in Section 14 of the Agreement.

(c)                                  The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B; provided, however, that the words “or becoming capable at such time of being declared” in Section 5(a)(vi) will be deleted.

(i)                                     “Specified Indebtedness” has the meaning specified in Section 14 except that for Party A it excludes an obligation for borrowed money where the creditor’s recourse on the obligation is limited to assets for which the money was borrowed; and

(ii)                                  “Threshold Amount” means with respect to Party A:  3% of the Shareholders’ Equity of the Credit Support Provider of Party A, and with respect to Party B, $1,000,000; and

For the purposes of the definition of Threshold Amount, “Shareholders’ Equity” means, at any time, the amount represented in the most recent quarterly consolidated balance sheet.

(d)                                 The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and will apply to Party B.

(e)                                  The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)                                   “Termination Currency” means United States Dollars.

(g)                                  Additional Termination Event will apply.  The occurrence of the following event will constitute an Additional Termination Event with Party B as the sole Affected Party and all Transactions then outstanding as Affected Transactions:

If the Note Purchase Agreement (as defined below) or any or all of the Credit Support Documents (i) expire, (ii) are terminated, replaced or refinanced, (iii) assigned to any third party, or(iv) amended, the result of which event under (i), (ii), (i) or (iv)) reduces the aggregate value of the collateral, security and credit support to less than 70% of the amount that would be due to Party A under the Transactions then outstanding (the “Threshold Amount”‘), as reasonably calculated by Party A if an Early Termination Event where then to occur with respect to all such Transactions while Transactions are still in effect or outstanding hereunder and Party B does not within two (2) business days of such expiration, termination, replacement, refinancing, assignment, or amendment, as applicable, either (A) deliver pari passu 1st lien replacement security having a value and terms and conditions acceptable to Party A in its sole discretion, or (B) provide Party A with replacement security sufficient in form, amount and for a term acceptable to Party A in its sole discretion (such security including but not limited to providing a standby irrevocable letter of credit, a prepayment, a security interest in an asset, a performance bond or guaranty, or a mutually agreed to Credit Support Annex and Paragraph 13 to this Agreement).  In the event that Party B disagrees with the calculation of the Threshold Amount by Party A under this provision, Party A and Party B agree to have a nationally- recognized third party petroleum reserves engineering firm make a determination of the Threshold Amount within thirty days of notice by Party B that it wants such a determination made and under such procedures as dictated by the nationally- recognized third party petroleum reserve engineering firm in accordance with commercially reasonable standards.

Part 2 — Tax Representations

(a)                                 Payer Tax Representation:  For the purpose of Section 3(e), Party A and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice, application or official interpretation of any relevant governmental revenue authority, of any Relevant Jurisdiction or under any applicable tax treaty between the Relevant Jurisdictions to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)                                     the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)                                  the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)                               the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations:  For the purpose of Section 3(f) of this Agreement.  Party A and Party B each make the representation(s) specified below:

(1)         For the purpose of Section 3(f) of this Agreement, Party A represents that (i) it is a corporation organized and existing under the laws of the State of Delaware, (ii) it is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code, and (iii) its U.S. taxpayer identification number is 36-3421804.

(2)         For the purpose of Section 3(f) of this Agreement, Party B represents that (i) it is a limited liability company organized and existing under the laws of the State of Delaware, (ii) it is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code, and (iii) its U.S. taxpayer identification number is 90-1017565.

Part 3 — Agreement to Deliver Documents

Each party agrees to deliver the following documents as applicable:

(a)                                 For the purpose of Section 4(a)(i) of this Agreement, tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Not Applicable	Not Applicable	Not Applicable

(b)                                 For the purpose of Section 4(a)(ii) of this Agreement, other documents to be delivered are:

Party required to Certificate	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A

A certified copy of the resolution of the Board of Directors of Party A of its relevant committee, authorizing such party to enter into this Agreement and each Transaction, and an incumbency certificate.

		Upon execution of this Agreement	Yes
Party A	Certification of the authenticity of the signature of Party A’s signatory certified by Party A’s Company Secretary.	Upon execution of this Agreement	Yes
Party A	Most recent annual audited financial statements of Party A’s Credit Support Provider.	Upon written request, unless publicly available through EDGAR or some other source.	Yes
Party A	The guaranty of its Credit Support Provider.	Upon the execution of this Agreement.	No
Party B

A certified copy of the resolution of the Board of Directors of Party B of its relevant committee, authorizing such party to enter into this Agreement and each Transaction, and an incumbency certificate.

		Upon execution of this Agreement	Yes
Party B	Certification of the authenticity of the signature of Party B’s signatory certified by Party B’s Company Secretary.	Upon execution of this Agreement	Yes
Party B	Copies of all documents, notices and/or reports	Upon execution of this Agreement,	Yes

Party required to Certificate	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation

required to be provided by Party B to Administrative Agent and the Holders pursuant to Section 7.1 (a) of the Note Purchase Agreement, copies of any compliance certificates, financial covenant certificates, development plans, annual budgets, and reserve reports, event of default notices and notification of the quarterly call with Note Holders.

and thereafter as soon as practicable after the receipt of each such report by Party B.
Party B	Executed copies of the Note Purchase Agreement and all Credit Support Documents with respect to Party B.	Upon request, as soon as reasonably practicable.	Yes

Part 4 — Miscellaneous

(a)                                 Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:

Address for Confirmations to Party A:

Address:                                                 BP Energy Company
Helios Way
Houston, Texas 77079

Attention:                                         Confirmation Department

Facsimile No.:  281-227-8470
Telephone No.:  713-323-1866

Address for other notices or communications to Party A (other than Confirmations):

Address:                                                 BP Energy Company
Helios Way
Houston, Texas 77079

Attention:                                         Contract Services

Facsimile No.:                   713-323-0203
Telephone No.:             713-323-2000

Address for Invoices to Party A:

Address:                                                 BP Energy Company
Helios Way
Houston, Texas 77079

Attention:                                         Risk Accounting

Facsimile No.:                   713-323-5935
Telephone No.:             713-323-4919

Wire Payment Instructions:

For the Account of:  BP Energy Company
JP Morgan Chase Bank, NY
ABA:  021-000021
Acct No.:  910-2-548097
New York, NY 10081-6000

Address for Confirmations to Party B:

Address:                                                 9870 Plano Road
Dallas, TX 75238

Attention:                                         Larry Badlgey

Facsimile No.:                   972-681-9687
Telephone No.:             972-686-0369

Address for other notices or communications to Party B (other than Confirmations):

Address:                                                 9870 Plano Road
Dallas, TX 75238

Attention:                                         Larry Badlgey

Facsimile No.:                   972-681-9687
Telephone No.:             972-686-0369

Address for Invoices to Party B:

Address:                                                 9870 Plano Road
Dallas, TX 75238

Attention:                                         Larry Badlgey

Facsimile No.:                   972-681-9687
Telephone No.:             972-686-0369

Wire Payment Instructions:

Bank:  American National Bank of Texas
ABA:  111901519
Acct No.:  3000656579 for the account of Cubic Asset, LLC
Rockwall, TX 75032

(b)                                 Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:  Not Applicable

Party B appoints as its Process Agent:  Not Applicable

(c)                                  Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)                                 Multibranch Party.  For the purpose of Section 10(b) of this Agreement:

Party A is not a Multibranch Party.
Party B is not a Multibranch Party.

(e)                                  Calculation Agent.  The Calculation Agent is Party A, with any calculation or determination made by Party A in such capacity to be binding and conclusive absent manifest error.

(f)                                   Credit Support Document.  Details of any Credit Support Document:

With respect to Party A, the guaranty of its Credit Support Provider.

With respect to Party B, the New Asset First Lien Security Agreement (as defined below) and the Old Asset First Lien Security Agreement (as defined below).

(g)                                  Credit Support Provider.

Credit Support Provider means in relation to Party A, BP Corporation North America Inc., an Indiana corporation.

Credit Support Provider means in relation to Party B, Cubic Asset Holding, LLC (“Cubic Asset Holding”) and each other “Guarantor” (as defined in the Note Purchase Agreement).

(h)                                Governing Law.  This Agreement will be governed by and construed in accordance with New York law, without reference to its choice of law doctrine other than Section 5-1401 of the New York General Obligations Law.

(i)                                     Jurisdiction.  Section 13(b) of the Agreement is hereby amended by (i) deleting the word “non-exclusive” appearing in paragraph (i)(l) and (i)(2) thereof and substituting therefor the word “exclusive” and (ii) deleting Section 13(b)(ii) and substituting therefor the following sentence:

“Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate (including, without limitation, any suit, action or proceeding described in Section 5(a)(vii)(4) of this Agreement), and, in order to exercise or protect its rights, interests or remedies under this Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(j)                                    Netting of Payments. ‘‘Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions.

(k)                                 “Affiliate” will have the meaning specified in Section 14 of this Agreement; provided that Anchorage Capital Group, L.L.C., and O-CAP Capital Management, L.P. and any of their respective employees, partners, officers, directors, funds or affiliates shall not be deemed Affiliates of Part B or any of its Credit Support Providers.

(1)                                 “Absence of Litigation”.

(a) Section 3(c) is amended by the inclusion of the word “adversely” before the word “affect” in the third line.

(b) For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, Not Applicable.
“Specified Entity” means in relation to Party B, Not Applicable.

(m)                             No Agency.  The provisions of Section 3(g) will apply to Party A and will apply to Party B.

(n)                                 Additional Representation.  Will apply.  For the purpose of Section 3 of this Agreement, the following will each constitute an Additional Representation (which representations will be deemed to be repeated by each party, as appropriate, on each date on which a Transaction is entered into):

(i)                                     Eligible Commercial Entity.  It constitutes an “eligible commercial entity” as such term is defined in the U.S. Commodity Exchange Act, as amended.

(ii)                                  Eligible Contract Participant.  It constitutes an “eligible contract participant” as such term is defined in the U.S. Commodity Exchange Act, as amended.

(iii)                               Swap Agreement.  This Agreement and any Transaction entered into hereunder constitutes a “swap agreement” within the meaning of the United States Bankruptcy Code (11 USC Sec. 101(53B) (2000)).

(iv)                              Line of Business.  It has entered into this Agreement (including each Transaction) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(v)                                 Relationship Between the Parties.  In connection with the negotiation of, the entering into, and the confirming of the execution of, this Agreement, any Credit Support Document to which it is a party, and each Transaction: (i) it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise); (ii) the other party is not acting as a fiduciary or financial or investment advisor for it; (iii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement and in such Credit Support Document; (iv) the other party has not given to it (directly or indirectly through any other person) any advice, counsel, assurance, guaranty, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement, such Credit Support Document, or such Transaction; (v) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by the other party; (vi) all trading decisions have been the result of arm’s length negotiations between the parties; and (vii) it is entering into this Agreement, such Credit Support Document, and such Transaction with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks.

(o)                                 Recording of Telephone Conversations.  To the extent permitted by applicable law, each party:  (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain prior to entering into any Transaction any necessary consent of, and give any necessary notice of such recording to, its relevant personnel, (iii) agrees that recordings may be submitted in evidence in any

Proceedings, and (iv) acknowledges to the other party and consents that such other party may from time to time and without further notice (A) retain electronic transmissions (including telephone conversations, e-mail and instant messaging between the parties’ respective representatives in connection with the Agreement, any potential Transaction and any Transaction or other commercial matters between the parties) on central and local databases for their respective legitimate purposes, and (B) monitor electronic transmissions through their internal and external networks for purposes of security and compliance with applicable laws, regulations and internal policies for their legitimate business purposes.  Each party further agrees that it will indemnify, defend and hold the other party harmless from any and all damages, losses, claims, liabilities, judgments, costs and expenses, including but not limited to reasonable attorney’s fees and costs of court arising directly or indirectly from or out of such party’s failure to obtain any consent necessary from a party’s trading, marketing and other relevant personnel, agents or representatives or such party’s failure to give any notice required to such individuals.

Part 5 — Other Provisions

(a)                                 General Conditions.  Section 2(a)(ii) shall be amended by the deletion of the final sentence thereof and the addition of the following in substitution therefor: “The parties agree that all payments under this Agreement shall be made by wire transfer of immediately available funds to the party receiving payment, at the account specified by such party.”

(b)                                 Limitation on Condition Precedent.  With respect to any Transaction entered into under this Agreement, Section 2(a)(iii) of this Agreement is hereby amended by adding the following phrase at the end of clause (1) immediately before the last comma of such phrase:

“(provided, however, that in relation to any Transaction, if an Event of Default or a Potential Event of Default has occurred and is continuing for longer than ten (10) days without an Early Termination Date being designated, then the condition specified in this clause (1) shall cease to be a condition precedent to the obligations under Section 2(a)(i)).”

(c)                                 Change of Account.  Section 2(b) of this Agreement is hereby amended by the insertion of the following at the end thereof after the word “change”:

“provided that if such new account shall not be in the same jurisdiction having the same power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place.”

(d)                                 Deduction or Withholding for Tax.  Section 2(d)(i)(4) is amended by the addition of or” at the end of sub-paragraph (B) and the addition of a new sub-paragraph (C) as follows:

“(C) Y refusing to supply any form or document under Section 4(a)(iii) on grounds of material prejudice to its legal or commercial position.”

(e)                                  Representations.  The opening paragraph of Section 3 is amended by replacing “in the case of the representations in Section 3(f) with “in the case of the representations in Sections 3(f) and 3(h)(iv)” and adding the following new sub-section 3(h):

“(h)                           Dodd Frank Representations.

(i)                                     Hedging Transactions.  Unless otherwise noted in the applicable Confirmation for any Transaction, such Transaction constitutes for Party B a bona fide hedging transaction as defined in CFTC Regulation 1.3(z) (17 C.F.R. § 1.3(z)).

(ii)                                  End User Clearing Exemption.  If with respect to any Transaction Party B has elected an exemption from the clearing requirement under Section 2(h)(7)(A) of the CEA, then as of the date of the execution of such Transaction (and not as of the date of this Agreement) (1) it is not a “financial entity” as defined in Section 2(h)(7)(C)(i) of the CEA, subject to certain exceptions in Sections 2(h)(7)(C)(ii), 2(h)(7)(C)(iii) and 2(h)(7)(D) of the CEA; (2) it is using such Transaction to hedge or mitigate commercial risk; (3) it has reported the information required to be submitted under 17 C.F.R. § 50.50(b)(l)(iii) in an annual filing made no more than 365 days prior to the Trade Date of such Transaction, pursuant to 17 C.F.R. § 50.50(b)(2), and (4) to the extent it is required to do so under Section 2(j) of the CEA and 17 C.F.R. § 50.50(b)(l)(iii)(D)(2), it has obtained all necessary approvals by the appropriate committee (or equivalent body) of its board of directors to rely on the exception to the clearing requirement under Section 2(h)(7)(A) of the CEA.

(iii)                               Special Entity Status.  Party B is not a federal agency, state agency, city, county, municipality or other political subdivision of a state, or any instrumentality, department or entity established thereby, or any other Special Entity as defined by the CFTC Regulation 23.401(c).

(iv)                              DF Protocols.  Each of the parties hereby agrees to enter into additional reasonable documentation or modify existing documentation between the parties to satisfy the requirements imposed upon one or both of the parties by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the CEA and/or CFTC Regulations thereunder, including, upon reasonable request, adhering to or entering into such other protocols, suggested amendments, market conventions and other contractual provisions published by ISDA from time to time and intended to enhance one or both party’s compliance with the CEA, the Dodd-Frank Wall Street Reform and Consumer Protection Act, CFTC Regulations and other applicable laws, or to facilitate the orderly processing of Transactions.”

(f)                                   Tax Event.  Section 5(b)(iii) shall be amended by the addition of “or (C)” after the words “or (B)” at the end of the last line.

(g)                                  Set off.  Section 6(f) is deleted in its entirety and replaced with the following:

“Set-off.  Without affecting or prejudicing the provisions of this Agreement requiring the calculation and payment of certain net payment amounts on Scheduled Settlement Dates, all payments will be made without Set-off or counterclaim; provided, however, that any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer’’) in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the sole option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior Notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its setoff against any other amounts payable by the Payee to the Payer (whether arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation (collectively “Other Amounts”).  Additionally, the set-off rights under this section include but are not limited to the following: (i) any Early Termination Amount against any Posted Credit Support held by a party relating to the Agreement; (ii) any Early Termination Amount against any amount(s) (including any excess collateral, security or credit support) owed by or to a party under any other agreement or arrangement between the parties; (iii) any Early Termination Amount owed to the Non-defaulting Party against any amount(s) (including any excess collateral, security or credit support) owed by the Non-defaulting Party or its Affiliates to the Defaulting Party under any other agreement or arrangement; (iv) any Early Termination Amount owed to the Defaulting Party against any amount(s) (including any excess collateral, security or credit support) owed by the Defaulting Party to the Non-defaulting Party or its Affiliates under any other agreement or arrangement; and/or (v) any Early Termination Amount owed to the Defaulting Party against any amount(s) (including any excess collateral, security or credit support) owed by the Defaulting Party or its Affiliates to the Non-defaulting Party under any other agreement or arrangement.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate subject to the relevant party accounting to the other when the obligation is ascertained.

To the extent that Other Amounts or any other sums otherwise owed by the Non-defaulting Party’s Affiliate to the Defaulting Party, have been setoff by the Non-defaulting Party pursuant to this Section 6(f), the Non-defaulting Party’s Affiliate shall not be liable to, and shall be released by, the Defaulting Party; provided further that the Defaulting Party shall be forever estopped from asserting that the Non-defaulting Party’s Affiliate owes such Other Amounts or other sums to the Defaulting Party.  The obligations of the Non-defaulting Party, the Non-defaulting Party’s Affiliates, the Defaulting Party and the Defaulting Party’s Affiliates under this Agreement or otherwise in respect of such Other Amounts or other sums shall be deemed satisfied and discharged to the extent of any such setoff.  For this purpose, the Other Amounts or other sums subject to the setoff may be converted at the applicable prevailing exchange rate into U.S. Dollars by the Non-defaulting Party.  The Non-defaulting Party will give the Defaulting Party notice of any setoff effected under this section provided that failure to give such notice shall not affect the validity of the setoff.  Nothing in this paragraph shall be deemed to create a charge or other security interest. “Setoff” as used herein means setoff, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the Non-defaulting Party is entitled or subject to (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, the Non-defaulting Party.”

(h)                                 Party A acknowledges that Party B has granted a security interest in its right, title and interest in, to and under this Agreement pursuant to the New Asset Security Agreements, and Party A hereby consents, for purposes of Section 7 of the Agreement, to such grant, as well to any further grant of such a security interest by Party B in connection with any Refinancing of a First Priority Obligation or Second Priority Obligation (each, as defined in the Intercreditor Agreements).

(i)                                     Counterparts and Confirmations.

(i)                                     Section 9(e)(i) shall be amended by deleting the words “and by electronic messaging system”; and

(ii)                                  The second and third sentences of Section 9(e)(ii) shall be deleted and replaced by the following:

“Any Transaction may be effectuated in an EDI transmission or telephone conversation or other electronic means of communication with the offer and acceptance constituting the agreement of the parties.  The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon.  Any such Transaction shall be considered a “writing” and to have been “signed”.  Notwithstanding the foregoing sentence, the parties agree that Party A (the “Confirming Party”) will promptly send a Confirmation to Party B to confirm a telephonic transaction by any reasonable means, including, without limitation, by facsimile, hand delivery, courier, or certified United States mail (return receipt requested) within three Business Days of a Transaction, provided that the failure to send a Confirmation shall not invalidate the oral agreement of the parties.  Confirming Party adopts its confirming letterhead, or the like, as its signature on any Confirmation as the identification and authentication of Confirming Party.  If the Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation/transmission conditions), which modify or supplement the Transaction or the terms of this Master Agreement (e.g.. Force Majeure, arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to this Section 9(e)(ii) but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any Transaction agreed to by the parties.  If Party A’s Confirmation is materially different from Party B’s understanding of the Transaction, Party B shall notify the Confirming Party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless Party B has previously sent a Confirmation to the Confirming Party.  The failure of Party B to so notify the Confirming Party in writing by the Confirm Deadline constitutes Party B’s agreement to the terms of the Transaction described in the Confirming Party’s Confirmation.  If there are any material differences between timely sent Confirmations governing the same Transaction, or if Party B has timely objected to the terms of the Confirming Party’s Confirmation, such Transaction remains valid and the parties remain legally bound thereby, however, both parties shall in good faith attempt to resolve such differences.  Once such material differences are resolved, the Confirming

Party shall transmit a written Confirmation to Party B, and such written Confirmation shall be accepted (or disputed) pursuant to the provisions of this Section 9(e)(ii).  The provisions of this Section 9(e)(ii) may be repeated as many times as necessary to produce a written Confirmation that is accepted or deemed accepted by Party B.  In the event of a conflict among the terms of (i) a binding Confirmation pursuant to this Section 9(e)(ii), (ii) the oral agreement of the parties (which may be evidenced by a recording of such transaction, oral testimony, data in a computer system, trade tickets, and/or notes), and (iii) this Master Agreement, the terms of the items shall govern in the priority listed in this sentence.

“Confirm Deadline” shall mean the earlier of (1) 5:00 p.m. in Party B’s time zone on the fifth New York Business Day following the New York Business Day a Confirmation is received by Party B; provided, if the Confirmation is received after 5:00 p.m. in Party B’s time zone, it shall be deemed received at the opening of the next New York Business Day. “New York Business Day” shall mean any day except for a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed, or (2) on and after the effective date of the confirmation rules set forth in CFTC Regulation 23.501, such earlier time as is set forth in the compliance schedule in CFTC Regulation 23.501(a), as modified by CFTC Regulation 23.501(c).

Notwithstanding the provisions of Section 12(a)(iii) of the Agreement, a written Confirmation and any other writing related to or in response to a written Confirmation shall be deemed delivered to the receiving party (i) when actually received by the receiving party or (ii) with respect to a written Confirmation and other writing delivered by facsimile, when the sending party’s facsimile machine indicates by an electronic or written facsimile log that the receiving party’s facsimile machine received such written Confirmation.

Party A shall not be required to maintain or retain a paper-based version of the written Confirmation delivered to Party B.  In addition to a paper-based version of the written Confirmation delivered to Party B, the following shall constitute a “written Confirmation” for all purposes of this Agreement: (i) an electronic image of a paper-based version of the written Confirmation, and (ii) data in Party A’s computer system.

Any document generated by the parties with respect to a Transaction, including this Agreement, may be imaged and stored electronically (“Imaged Documents”).  Imaged Documents may be introduced as evidence in any proceeding as if such were original business records and neither party shall contest the admissibility of Imaged Documents as evidence in any proceeding.”

(iii)                               Notwithstanding the foregoing, the Confirming Party will endeavour to send the Confirmation to the other Party as soon as technologically practicable, but in any event will endeavour to do so in accordance with the compliance schedule set forth in CFTC Regulation 23.501(a), as modified by CFTC Regulation 23.501(c).

(j)                                    Notices.  The wording of Section 12(a)(iii) shall be replaced in its entirety by the following:

“if sent by facsimile transmission, on receipt by the sender of a valid transmission report.”

(j)                                    ISDA Definitions and Inconsistency.

(i)                                     This Agreement, each Confirmation and each Transaction between the parties are subject to the 2005 ISDA Commodity Definitions as published by the International Swaps and Derivatives Association, Inc., (“the Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are incorporated by reference and shall be deemed a part of this Agreement, except that sub-annexes B to I inclusive shall not apply.

(ii)                                  In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail.  In the event of any inconsistency between the provisions of any Credit Support Document and the Definitions, the Credit Support Document will prevail.  Subject to Section 1(b) of this Agreement, in the event of any inconsistency between the provisions of any Confirmation and this Agreement or the Definitions, the Confirmation will prevail for the purpose of the relevant Transaction.

(l)                                     Market Disruption Events; Additional Market Disruption Events.

(i)                                     The “Market Disruption Events” specified in Section 7.4(c) of the Definitions shall apply; and

(ii)                                  “Additional Market Disruption Events” shall apply only if specified in the relevant Confirmation.

(m)                             Disruption Fallbacks.

The “Disruption Fallbacks” specified in Section 7.5(c) of the Definitions shall apply, except that:

(i)                                     “Fallback Reference Price” shall not apply;

(ii)                                  for the purposes of Section 7.6 of the Definitions, the Maximum Days of Disruption will be five (5) Commodity Business Days; and

(iii)                               “Reference Dealers” means, with respect to any transaction for which the relevant Commodity Reference Price is “Commodity-Reference Dealers”, the four independent leading dealers selected in good faith and jointly agreed upon by the parties satisfying all the criteria that the parties apply generally at the time of deciding whether to offer or to make an extension of credit or to enter into a transaction comparable to this Transaction.  Such dealers will be appointed to make a determination of the Commodity-Reference Price, taking into consideration the latest available quotation for the Commodity- Reference Price and any other information that in good faith they deem relevant.  If the parties have not agreed upon the appointment of the dealers on or before the sixth Commodity Business Day following the first Pricing Date on which the Market Disruption Event occurred or existed, or if a determination of the relevant Commodity-Reference Price cannot be obtained from at least four dealers, the next applicable Disruption Fallback will apply to the Transaction.

(n)                                 Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavour, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(o)                                 Payment Date During Transfer Period.  If the parties are required by Section 6(b)(ii) to make efforts to transfer certain obligations under this Agreement in connection with a Termination Event, and a Payment Date (as defined in the related Confirmation) will occur under the relevant Affected Transaction during the period specified in Section 6(b) for those efforts, then the payment(s) due to be made on that Payment Date shall be postponed until the earlier of (i) the Local Business Day following the day on which a transfer is effected in consequence of such efforts; (ii) the Local Business Day following the day on which such period ends, if an Early Termination Date is not designated by a party on such day; and (iii) the Early Termination Date for the relevant Affected Transaction, with such postponed payment(s) then being treated as Unpaid Amounts.  In either case, the postponed payments) shall bear interest (before as well as after judgment) at the Applicable Deferral Rate from (and including) such Payment Date to (but excluding) the date of actual payment.

(p)                                 Termination Payments by Non-defaulting Party.  Notwithstanding the provisions of Sections 6(d) and 6(e) of the Agreement, if there is a Defaulting Party, the obligations of the Non-defaulting Party to pay to the

Defaulting Party any amount under Section 6(e) shall not arise until, and shall be subject to the conditions precedent that, the Non-defaulting Party shall have received confirmation satisfactory to it in its sole discretion that all Transactions are terminated in accordance with Section 6(c); and provided, further, that if under the foregoing provisions it is determined that the Non-defaulting Party is to make a payment to the Defaulting Party, there shall be deducted from the amount of such payment all amounts which the Defaulting Party may be obligated to pay under Section 11.

(q)                                 Confidentiality.  The contents of this Agreement and all other documents relating to this Agreement, and any information (including any financial information) made available by one party or its Credit Support Provider to the other party or its Credit Support Provider with respect to this Agreement is confidential and shall not be disclosed to any third party (nor shall any public announcement relating to this Agreement be made by either party) without the prior written consent of the other party, except for such information (i) as may become generally available to the public, (ii) as may be necessary to enforce this Agreement or implement any Transaction hereunder, (iii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, or accounting disclosure rule or standard, (iv) as may be necessary to comply with a regulatory agency’s reporting requirements, including but not limited to gas cost recovery proceedings; (v) as may be delivered to such third party for the sole purpose of calculating a published index; (vi) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the non-disclosing party or its Credit Support Provider in making such disclosure, or (vii) as may be furnished to the disclosing party’s Affiliates, and to each of such person’s auditors, attorneys, advisors, lenders, monitors or prospective purchasers of all or substantially all of a party’s assets or any of its rights under this Agreement, provided such persons are required to keep the information that is disclosed in confidence.  Notwithstanding the foregoing, (i) if information would be permitted to be disclosed pursuant to DF Supplement Section 2.13, then such disclosure shall be permitted under any other applicable confidentiality provision or agreement, and (ii) information may be disclosed to any regulatory agency (including any governmental authority, swap data repository or other like agency or entity) as a party may determine is advisable in accordance with such party’s reporting policies and procedures.  Any confidential information received by a party may be used by such party and, to the extent disclosure is not restricted hereunder, may be disclosed and used by such permitted recipients, including in each case use by persons acting in a structuring, sales or trading capacity.  With respect to information provided with respect to this Agreement, this obligation shall survive for a period of one (1) year following the expiration or termination of this Agreement, provided, however, that with respect to information provided with respect to a Transaction, this obligation shall only survive for a period of one (1) year following the expiration or termination of such Transaction.

(r)                                    LIMITATION OF LIABILITY.  NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE OR STRICT LIABILITY) TO ANY OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OF SECTION 6(e) OF THIS AGREEMENT OR THE OBLIGATION TO PAY ANY AMOUNT REQUIRED PURSUANT TO SECTION 6(e) OF THIS AGREEMENT.  IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(s)                                   Definitions.  Section 14 shall be amended to add the following definition:

“EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of a Transaction.

“Intercreditor Agreements” shall have the meaning set forth in the Note Purchase Agreement.

“New Asset Security Agreements” means, collectively, (i) the Security Agreement, dated October 2, 2013, among Party B, Cubic Asset Holding, and Wilmington Trust, as collateral agent (“New Asset First Lien Security Agreement”) and (ii) the Security Agreement, dated October 2, 2013, among Party B, Cubic Asset Holding, Party A and Wilmington Trust, as collateral agent (“New Asset Second Lien Security Agreement”), in each case as amended or otherwise modified from time to time.

“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of October 2, 2013, among Cubic Energy, Inc., Party B and the other guarantors identified therein, the note purchasers identified therein and Wilmington Trust, National Association (“Wilmington Trust”), as the noteholder agent (the “Noteholder Agent”), and the other parties named therein, as amended or otherwise modified from time to time.

“Old Asset First Lien Security Agreement” shall mean the “First Lien Security Agreement” as defined in the Wells Fargo Intercreditor Agreement (1st Lien/Required Lien).

“Wells Fargo Intercreditor Agreement (1st Lien/Required Lien)” shall have the meaning set forth in the Note Purchase Agreement.

(t)                                    2002 Master Agreement Protocol.  The parties agree that, with effect from the date of this Agreement, the terms of each Annex to the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association Inc. on July 15, 2003 (the “Protocol’’), shall apply to this Agreement as if the parties had adhered to the Protocol without amendment.

(u)                                 WAIVER OF RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION.

(v)                                 Right to Clear and Choose DCO.  Notwithstanding anything in DF Supplement Section 2.24, if a Transaction is subject to mandatory clearing requirements under Section 2(h) of the CEA, and the party other than BP Energy Company fails to designate a DCO in connection with the execution of the Transaction, then BP Energy Company may select a DCO to which the other party has transaction rights to be the DCO for such Transaction on behalf of such other party.

(w)                               Party B’s CFTC Interim Compliant Identifier (“CICI”) is 549300FLOZN6PPXI0984.

(x)                                 Party B covenants to Party A that it will ensure that its payment obligations hereunder rank at all times pari passu with any and all of Party B’s payments obligations under the Note Purchase Agreement (subject, however, to the Intercreditor Agreements).

(y)                                Party B acknowledges, agrees and covenants to Party A that this Agreement is a “Permitted Hedging Agreement”, and Party A is a “Permitted Hedging Provider”, in each case as such term is defined in the Note Purchase Agreement, and that Party B is authorized to enter into this Agreement pursuant to the Note Purchase Agreement.

Part 6.  ISDA North American Gas Annex

(a)                                 ISDA North American Gas Annex.  The North American Gas Annex to the ISDA Master Agreement published by ISDA (attached hereto as Attachment A), as amended, supplemented, replaced or modified from time to time, (the “Gas Annex”) is incorporated by reference in this Agreement and in the relevant Confirmations with respect to “Transactions,” as defined by the Commodity Definitions, in physical gas, except as otherwise specifically provided in the relevant Confirmation.  The Commodity Definitions and the provisions of Part 6 are incorporated in this Gas Annex for all purposes.  All terms used in this Part 6 that are not otherwise defined shall have the meanings given to them in the Gas Annex.

(b)                                 The following shall amend and replace clause (I) of the Gas Annex:

(I)                                   Elective Provisions

1.                                      (a)(ii) — Outstanding Gas Transactions.  This Gas Annex shall apply to the following pre-existing Gas Transactions pursuant to clause (a)(ii):

☐ Option A:  All Gas Transactions outstanding between the parties as of the date this Gas Annex becomes effective.

☐ Option B:  The Gas Transactions listed in Schedule 1 to this Gas Annex.

☒ Option C:  None of the Gas Transactions between the parties that were executed prior to the date this Gas Annex becomes effective.

If none of the above options is selected, Option A shall apply.

2.                                      (a)(iii) — Outstanding Gas Credit Support

☐ Outstanding Gas Credit Support held by a party in connection with Outstanding Gas Transactions shall be deemed to have been delivered under and in connection with this Agreement pursuant to clause (a)(iii).

If not checked, not applicable.

3.                                      (b)(ii) — Performance Obligation (remedy for breach of Firm obligation)

☒ Option A:  Cover Standard

☐ Option B:  Spot Price Standard

If neither option is selected, Option A shall apply.

4.                                      (e) — Taxes

☒ Option A:  Buyer Pays At and After Delivery Point

☐ Option B:  Seller Pays Before and At Deliver Point

☐ If neither option is selected, Option A shall apply.

5.                                      (f)(ii) — Payment Date

☒ Option A:  the later of the 25th Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).

☐ Option B:  the later of            the Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).

☐ Option C:  Notwithstanding anything to the contrary in the Schedule, payments with respect to both Gas Transactions and Power Transactions (as defined separately in the Schedule) will be netted and payable on or before the later of the 20th Day of Month following Month of delivery or

10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).

☐ Option D:  Notwithstanding anything to the contrary in the Schedule, payments with respect to both Gas Transactions and Power Transactions (as defined separately in the Schedule) will be netted and payable on or before the later of the 25th Day of Month following Month of delivery or 10 Days after receipt of the invoice by Buyer (provided that if the Payment Date is not a Local Business Day, payment is due on the next Local Business Day following that date).

If none of the above options is selected, Option A shall apply.

6.                                      (k)(xxii) — Alternative to Spot Price Index.  The parties have selected the following alternative index as the Spot Price Index:                               .  If no index is specified, the Spot Price Index specified in clause (k)(xxii) applies.

(c)                                  The following shall amend and replace clause (m) of the Gas Annex:

(m)                             Notices for Gas Transactions

PARTY A	PARTY B
Invoices:	Invoices:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Address: P.O. Box 3092	Address: 9870 Plano Road
Houston, TX 77253-3092	Dallas, TX 75238
Attn: Gas Accounting	Attn: Larry Badlgey

Phone: (713) 323-2000	Phone: 972-686-0369
Facsimile: (713) 323-5313	Facsimile: 972-681-9687

Nominations:	Nominations:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Attn: Gas Scheduling	Attn: Larry Badlgey
Phone: (713) 323-2000	Phone: 972-686-0369
Facsimile: 972-681-9687

Confirmations:	Confirmations:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Address: BP Energy Company	Address: 9870 Plano
P.O. Box 3092	Road Dallas, TX 75238
Houston, Texas 77253-3092
Attn: Confirmations Dept.	Attn: Larry Badlgey
Phone: (713) 323-2000	Phone: 972-686-0369
Facsimile: (281) 227-8470	Facsimile: 972-681-9687

Option Exercise:	Option Exercise:

As set forth in Part 4 of the Schedule unless otherwise set forth below:	As set forth in Part 4 of the Schedule unless otherwise set forth below:

Attn:	Attn:
Phone:	Phone:
Facsimile:	Facsimile:

☐ Wire Transfer - or - ACH (check one box):

As set forth in Part 4 of the Schedule unless otherwise set forth below:

Bank:  JP Morgan Chase Bank, NY
ABA:  021000021
Account:  910-2-548097
Other Details:  For the account of BP Energy Company

☐ Wire Transfer - or - ACH (check one box):

As set forth in Part 4 of the Schedule unless otherwise set forth below:

Bank:  American National Bank of Texas
ABA:  111901519
Account:  3000656579
Other Details:  for the account of Cubic Asset, LLC

(d)                                 The following shall amend and replace clause (n) of the Gas Annex:

(n)                                 Other Provisions/Modifications to this Gas Annex.

1.                                      Clause (a)(i) is amended by deleting the phrase “North America” in the first (1st) sentence therein and replacing it with the phrase “the United States”.

2.                                      Clause (a)(iii)(A) is amended by adding the following language immediately at the end of the first (1st) paragraph thereof:

“Concurrently with the execution of this Agreement, to the extent that any Outstanding Credit Support is in the form of a letter of credit, the party arranging the letter of credit shall have a new letter of credit issued by the issuing bank in a form acceptable to the other party that references the obligations of the arranging party under the terms of this Agreement effective as of the effective date of this Agreement.  If the arranging party fails to have a letter of credit issued pursuant to the terms and conditions of this clause (a)(iii)(A), such failure shall constitute an Event of Default under Section 5(a)(iii) of this Agreement.”

3.                                      Clause (b)(i) is amended by adding the following at the end thereof:

“Unless expressly agreed to by the parties under a Confirmation, Seller is under no obligation to source the Gas being sold to Buyer from storage.”

4.                                      Clause (b) is amended by adding the following provision as a new clause (b)(iv):

“(iv)                        In the event that the Contract Price for a Transaction is a Fixed Price (as defined below), and such Transaction (a) has a Firm performance obligation, and (b) a Delivery Period of at least one Month, then, notwithstanding anything to the contrary in this Contract, including, without limitation, anything in clause (b)(ii) or clause (h) of this Gas Annex:

(i)                                     if, upon the occurrence of an event of Force Majeure, and as a result of the event of Force Majeure (a) Seller is unable to sell and deliver or (b) Buyer is unable to purchase and receive, the Contract Quantity of Fixed Price Gas, either in whole or in part, for such Transaction,

(ii)                                  then, for the duration of the event of Force Majeure, for each Day that Seller is unable to sell and deliver, or Buyer is unable to purchase and receive, such Fixed Price Gas, as set out in clause (b)(iv)(i) above, the following settlement obligations between the parties shall apply:

a.                                      if the FOM Price (as defined below) exceeds the Fixed Price, Seller shall pay Buyer the difference between the FOM Price and the Fixed Price for each MMBtu of such Gas not delivered and/or received on that Day, or

b.                                      if the Fixed Price exceeds the FOM Price, Buyer shall pay Seller the difference between the Fixed Price and the FOM Price for each MMBtu of such Gas not delivered and/or received on that Day.

For the purpose of this clause (b)(iv):

“Fixed Price” means, a Contract Price for a Gas Transaction that is expressed as a flat dollar amount for the Month of delivery, excluding any Gas Transactions that have been entered into after the last trading day (as defined by the NYMEX) for the applicable Month.  Subject to the foregoing exclusion, “Fixed Price” also includes any Gas Transaction containing a Contract Price or a component of a Contract Price that has been converted from a floating price mechanism (i.e., a NYMEX/first of the month index basis component and a fixed price or floating price component, or a NYMEX/first of the month index priced component with a fixed basis component) to a flat dollar amount for any Month of delivery, either upon the mutual agreement of the parties or as a result of a party exercising a pricing “trigger” option in the relevant Gas Transaction.

“FOM Price” means the price per MMBtu, stated in the same currency as the Gas Transaction subject to such event of Force Majeure, for the first of the Month delivery, either as the NYMEX settlement price or as an index price published in the first issue of a publication commonly accepted by the natural gas industry (selected by the Seller in a commercially reasonable manner) for the Month of such event of Force Majeure for the geographic location closest in proximity to the Delivery Point(s) for the relevant Day, adjusted for the basis differential between the Delivery Point(s) and the NYMEX or such published geographic location as determined by the Seller in a commercially reasonable manner.”

5.                                      Clause (b)(ii) is amended by:

(i) deleting the last sentence in Option A, and replacing it with the following:

“Any amount owed by a Party under this Section shall be invoiced and payable in the Month following the date that such amount was incurred due to such Party’s failure to deliver or take Gas, all in accordance with the terms of Section 7, and such invoice shall set forth the basis upon which such amount was calculated.”

(ii) add the following at the end of Option A:

“Notwithstanding the foregoing cover damage formula, if Buyer fails to take Gas to the Seller on any Day during a Month, the Seller shall be entitled to a payment from Buyer in an amount equivalent to (a) the positive difference between the Baseload Amount and the quantity of Gas actually taken by Buyer on such Day, times (b) the positive difference, if any, between the (1) the applicable Baseload Amount Contract Price, and (II) the Average GDD Price.”

6.                                      Clause (b)(iv) shall be added as follows:

“(iv) For the purposes of this Section, “Regulatory Event’’ means a government action requiring compliance, a court order, ruling, law, statute, ordinance, regulation or policy having the effect of law promulgated after the Effective Date of any transaction under this Contract, whether on a local, state or federal level, including but not limited to market rate caps (whether temporary or permanent), regulatory market requirements or the imposition of New Taxes.  In the event a Regulatory Event occurs which renders a Party unable to continue to perform, either in whole or in part, under any transaction, or a Regulatory Event has a material adverse economic impact under this Contract on a Party (the “Affected Party”) and the Affected Party is unable, after using commercially reasonable efforts, to avoid the inability to perform or the material economic impact, the Affected Party or other Party (the “Non-Affected Party”), shall be entitled to terminate and liquidate the transactions affected by such Regulatory Event (the “Affected Transactions”) in accordance with Section 10, subject to the following conditions:

“(iv)(a) The Affected Party must give the Non-Affected Party at least twenty (20) Business Days prior written notice of its intent to terminate and liquidate the Affected Transaction(s).  To the extent the Affected Party does not issue a Regulatory Event Notice to Terminate, the Non-Affected Party shall be entitled to provide at least twenty (20) Business Days notice to the Affected Party of its desire to terminate and liquidate the Affected Transactions under which performance by the Affected Party has been suspended, with such Notice being provided within five (5) Business Days from the date performance was suspended by the Affected Party.  The Notice provided by the Affected Party, or the Non-Affected Party, as the case may be, shall be the “Regulatory Event Notice to Terminate”.  During the twenty (20) Business Day period following the Regulatory Event Notice to Terminate, the Parties shall attempt to reach mutual agreement, using the negotiation process set forth in Section 15.17., to resolve the material adverse economic impact on the Affected Party or the inability of the Affected Party to continue to perform.

“(iv)(b) If a mutual agreement using the negotiation process is not reached within the referenced twenty (20) Business Days notice period, the Affected Party or the Non-Affected Party, as the case may be, shall by written notice to the other Party specify an Early Termination Date (which must be a Business Day and which date shall be no more than ten (10) Days after the date of such notice) and on such Early Termination Date shall determine damages in accordance with Section 10 of the Contract; provided however, that for purposes of determining the amounts owed with respect to the liquidation and termination of each Affected Transaction under Section 10, any and all costs otherwise allowed under Section 10.3.1.  shall be excluded from the calculation, and provided further that for purposes of determining the resulting amount(s) owed for the termination and liquidation of each Affected Transaction, the Market Value for each Terminated Transaction shall be determined by using the mid-point, as it may be estimated, between the bid price and the ask price for each Terminated Transaction to reflect that neither Party is a Defaulting Party and accordingly the intent of the Parties is not to ascertain liquidated damages from a Non-Defaulting Party’s perspective.  The respective Parties shall have the same rights and remedies related to the calculation and dispute of the resulting Net Settlement Amount(s) owed with respect to the termination and liquidation of the Affected Transactions as those set forth in Section 10.

“(iv)(c) The Party owing the Net Settlement Amount shall pay the Net Settlement Amount to the other Party as provided under Section 10, provided that a Party shall not be entitled to receive a Net Settlement Amount if it initiated or supported the Regulatory Event.

“(iv)(d) For the purposes of this clause (b)(iv), “New Tax” or “New Taxes” means any or all governmental charges, licenses, fees, permits and assessments, or increases therein, that are imposed on a Party that (i) were not in effect on the date the Affected Transaction was entered into by the Parties, or (ii) were not imposed on a the Affected Transaction on the date the Affected Transaction was entered into by the Parties.”

7.                                      Clause (e) is amended as follows:

(i)                                     Add “(i)” before the first sentence.

(ii)                                  Add the following at the end of clause (e):

“(ii)                            Protest and Payment.  If a Party is required to remit or pay Taxes that are the other Party’s^ responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes, except to the extent either Party has filed, or provides prior notice to the other Party that it will timely file, a good faith protest, contest, dispute or complaint with the taxing authority or applicable court with jurisdiction, which tolls the requirement to pay such Taxes.  Any Party is entitled to make such good faith protests, contests, disputes or complaints with the applicable taxing authority or applicable court with jurisdiction or to file for a request for refund for such Taxes already paid in a timely manner as to any Taxes that it is responsible to pay or remit or for which it is responsible to pay or reimburse the other Party.  In the event either Party makes such filings, the other Party shall cooperate with such filing Party by providing any relevant information within that Party’s possession, which will support the filing Party’s filing upon request by and as specified by the filing Party.  Upon the issuance by the taxing authority or court of a final, non-appealable order, which lifts the tolling of an obligation to pay and requires payment of the applicable Taxes, and absent a stay of such order, the responsible Party shall either pay directly to the applicable taxing authority, or reimburse the other Party for, such Taxes and any other amounts (including interest) required by such order.  Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.”

8.                                      Clause (f) is amended by deleting the last sentence of clause (f)(iv) and replacing it with the following:

“If the Parties are unable to resolve the dispute within ten (10) Days of delivery and receipt of such supporting documentation, the Parties shall use the negotiation process, failing which the arbitration process set forth in clauses (n)(18) and (n)(19), respectively.”

9.                                      Clause (h)(ii) is amended as follows:

(i)                                     delete the “and” in front of “(v)”;

(ii)                                  insert the following before the period at the end of the first sentence:

“and, (F) the occurrence of a Regulatory Event that renders a Party unable to continue to perform, either in whole or in part, under any transaction, or the occurrence of a Regulatory Event that has a material adverse economic impact on a Party.  If a Party declares an event of Force Majeure based upon the event described in (F), the event of Force Majeure shall terminate upon the earlier to occur of (a) the time a Party liquidates and terminates the affected transactions on the Early Termination Date in accordance with clause (b)(iv), or (b) the expiration of six (6) Business Days after the Notice of the event of Force Majeure is provided by the claiming Party unless a Regulatory Event Notice to Terminate has been declared by either Party in accordance with clause (b)(iv).”; and

(iii)                               insert the following at the end of the clause:

“To the extent an event of Force Majeure occurs,:

(a)                                 prior to curtailing or interrupting any transaction for a Firm obligation Seller/Buyer shall first curtail or interrupt its interruptible delivery or purchase obligations, as applicable, and

(b)                                 Seller or Buyer will treat all similarly situated Firm customers in a fair and reasonable manner by allocating the supply or purchase of Firm Gas, as applicable, on a pro rata basis.”’

10.                               Clause (h)(iii) is amended by deleting the word “or” located between the semicolon (“;”) and “(C)” on the fifth (5th) line therein, and inserting the word “or” between the semicolon (“;”) and “(E)” on the eleventh (1lth) line therein.

11.                               Clause (h)(iv) is hereby deleted in its entirety and replaced with the following provision:

“Notwithstanding anything to the contrary in this clause (h), the parties agree that the settlement of strikes, lockouts, or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance, and further agree that upon the occurrence and continuance of any event of Force Majeure, neither party shall be obligated to purchase or sell Gas hereunder if such purchase or sale would result in material economic impact to such party under this Gas Annex to the Agreement.”

12.                               Clause (h) is amended by adding the following provision as anew clause (h)(vii):

“Without restricting the generality of Section 9(f) of the Agreement, if an event of Force Majeure occurs, the party affected may, in its sole discretion and without notice to the other party, determine not to make a claim of Force Majeure and to waive its rights hereunder as they would apply to such event. Such determination or waiver shall not preclude the affected party from claiming Force Majeure in respect of any subsequent event, including any event that is substantially similar to the event in respect of which such determination or waiver is made.”

13.                               Clause (h) is amended by adding the following provision as a new clause (h)(ix):

“(ix) If an event of Force Majeure impairs or prevents Seller from delivering or Buyer from purchasing Gas under this Contract and such event of Force Majeure continues (i) for a continuous period of time greater than ninety (90) Days or (ii) for more than one hundred and eighty (180) cumulative Days during any calendar year, the Party not claiming the event of Force Majeure may terminate and liquidate the transactions affected by such event of Force Majeure utilizing the same methodology (including rights and remedies) set forth under clause (b)(iv) for terminating and liquidating Affected Transactions with respect to Regulatory Events.”

14.                               Clause (i) is deleted in its entirety.

15.                               Clause (k)(i) is amended by inserting the phrase “that there is an unexcused failure of” between the words “event” and “either” therein and deleting the word “fails” after the word “Buyer”.

16.                               Clause k(xxii) is amended by deleting the last sentence

17.                               Illegality and Tax Event.  With respect to any Gas Transaction, Sections 5(b)(i) and 5(b)(iii) of this Agreement are of no force and effect, and the concepts of ‘‘Illegality” and “Tax Event” as used elsewhere in this Agreement shall not apply to any Gas Transaction.

18.                               Additional Representations.  With respect to Gas Transactions entered into under this Agreement, the following representations shall apply with respect to each party:

a.                                      Utility Disclaimer.  Each party represents and agrees that it is not a “utility” as such term is used in 11 U.S.C. Section 366 of the Bankruptcy Code, and each party agrees to waive and not to assert the applicability of the provisions of 11 U.S.C. Section 366 in any bankruptcy proceeding involving such party, and further agrees that the other party is not a provider of last resort.

b.                                      Commodity Trade Option.  As of the date of the Agreement, with respect to any Transaction (including any other commodity option Transaction entered between the parties that is governed by the Agreement) that is a “Commodity Trade Option” (meaning a “commodity option” as defined in CFTC Regulation 1.3(hh) entered into pursuant to CFTC Regulation 32.3(a)):

(i)                                     the party that is the offeree represents that it is: (a) a producer, processor, commercial user of, or a merchant handling, the commodity that is the subject of the Commodity Trade Option, or the products or by-products thereof; and (b) entering into the Commodity Trade Option solely for purposes related to its business as such; and

(ii)                                  each party represents to the other that the Commodity Trade Option, if exercised, contains a binding obligation for immediate or deferred shipment or delivery of the subject commodity.

19.                               Mobile-Sierra.  To the extent, if any, that a transaction does not qualify as a “first sale” as defined by the Natural Gas Act and §§ 2 and 601 of the Natural Gas Policy Act, each party irrevocably waives its rights, including its rights under §§ 4-5 of the Natural Gas Act, unilaterally to seek or support a change to any terms and conditions of the Contract, including but not limited to the rate(s), charges, or classifications set forth therein.  By this provision, each party expressly waives its right to seek or support, either directly or indirectly, and by whatever means:  (i) an order from the U.S. Federal Energy Regulatory Commission (“FERC”) seeking to change any of the terms and conditions of the Contract agreed to by the parties; and (ii) any refund from the other party with respect to the Contract.  Each party further agrees that this waiver and covenant shall be binding upon it notwithstanding any regulatory or market changes that may occur after the date of the Base Contract or any transaction entered into between the parties.  Absent the agreement of both parties to the proposed change, the standard of review for changes to any terms and conditions of the Contract proposed by (a) a party, to the extent that the waiver set forth in this Section 12 is unenforceable or ineffective as to such party due to a final determination being made under applicable law that precludes the party from waiving its rights to seek or support changes from the FERC to the terms and conditions of this Contract, (b) a non-party, or (c) the FERC acting sua sponte, shall solely be the “public interest” application of the “just and reasonable” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co,. 350 U.S. 348 (1956) (the “Mobile-Sierra Doctrine”), as such Mobile-Sierra Doctrine has been clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. I of Snohomish 128 S.Ct. 2733 (2008).

20.                               Market Disruption.  If a Market Disruption Event has occurred in respect of any Gas Transaction then the Parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the Parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two following Business Days with each Party attempting to obtain, in good faith and from non-affiliated market participants in the relevant market, at least four quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes.  Once the Parties obtain the quotes, the following methodology shall be used to determine the replacement price for the Floating Price:  (i) if each Party obtains four or more quotes, the arithmetic mean of the quotations, excluding the highest and lowest values, shall be utilized; (ii) if one Party obtains four or more quotes and the other Party obtains less than four, the highest and lowest values of all obtained quotes shall be excluded and the arithmetic mean of the remaining quotations shall be utilized; or (iii) if both Parties obtain less than three quotes, the Parties shall resort to the negotiation process set out in clause (i)(ii) to resolve the dispute with the quotes being only indicative of an illiquid market which shall allow both Parties to utilize other industry information, including internal valuations to resolve the dispute.  For purposes of the foregoing sentence, if more than one quotation is the same as another quotation, and such quotations are the highest and/or lowest values, only one of the quotations shall be excluded. “Floating Price” means the price or a factor of the price agreed to in the transaction as being based upon a specified index. “Market Disruption Event” means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) a material change in the formula for or the method of determining the Floating Price has occurred.  For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal number shall remain unchanged.

21.                               Where the negotiation process is specifically prescribed to resolve a dispute under this Gas Annex, the Parties Shall seek to resolve the dispute by negotiations between senior executives who have authority to settle the controversy.  Either Party may initiate this negotiation process by written Notice to the other Party outlining that Party’s positions regarding the dispute (“Negotiation Notice”).  The senior executives shall meet at a mutually acceptable time and place within fifteen (15) Business Days after the date of the Negotiation Notice to exchange relevant information concerning the dispute and to attempt to resolve the dispute.  If a senior executive indents to be accompanied at a meeting by an attorney, the other Party’s senior executive shall be given at least three Business Days’ Notice of such indention and may also be accompanied by an attorney.  All negotiations are confidential and shall be treated as compromise and settlement negotiations under the Federal Rules of Evidence or any similar applicable rules of evidence.

22.                               Party B acknowledges that Party A is engaged, and will continue to be engaged, in the business of buying and selling Gas for its own account and for the account of others, in contracting with piplelines and others for transportation of Gas for its own account and for the account of others, and in contracting with pipelines and others for services the same or similar to one or more of the services furnished to Seller hereunder.  Nothing in this Gas Annex shall be construed to restrict Party A’s ability to engage in the foregoing business activities even to the extent such activities directly or indirectly compete with Party B.  Nothing is this section shall be construed as detracting from the warranties, covenants and obligations of Party A in this Gas Annes.

In WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BP Energy Company	Cubic Asset LLC
(“Party A”)	(“Party B”)

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Attachment A
North American Gas Annex to the
ISDA Master Agreement published by ISDA